Exhibit 14.1

ASPEN AEROGELS, INC.

CODE OF BUSINESS CONDUCT and ethics*

INTRODUCTION

This Code of Business Conduct and Ethics, referred to as the “Code,” is intended to provide associates of Aspen Aerogels, Inc. (the “Company”), as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them and to aid them in making ethical and legal decisions when conducting the Company’s business and performing day-to-day duties. The standards set forth in the Code apply to us all, including at the Company and all of its subsidiaries and other business entities controlled by the Company everywhere in the world. Every associate of the Company must acknowledge his or her review of and agreement to comply with the Code as a condition of his or her relationship with the company (see Appendix A attached hereto). The term “associate” means (i) every full and part-time employee of the Company and its subsidiaries, (ii) all members of the Company’s senior management, including the Company’s Chief Executive Officer and Chief Financial Officer, and (iii) every member of the Company’s Board of Directors, even if such member is not employed by the Company. This Code has been approved by the Board of Directors of the Company and may not be modified, amended or restated without the approval of the Board of Directors.

REPORTING VIOLATIONS UNDER THE CODE

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If any breach of the Code is known to you, you are obligated to report violations via one or more of the following four alternatives specified in the Company’s Whistleblower Policy: (i) by reporting up the supervisory chain, beginning with your immediate supervisor or with a more senior supervisor; (ii) by contacting any member of the Compliance Committee, including the Chief Compliance Officer; (iii) by contacting the chairperson of the Company’s Audit Committee; or (iv) by anonymously and confidentially reporting violations to the third party service provider retained by the Company, AlertLine (the “Whistleblower Hotline”).
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The Whistleblower Hotline may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address:

ALERTLINE TELEPHONE NUMBER: 1-877-376-2006 (Toll Free);

Mexico 800 077 0787

ALERTLINE INTERNET ADDRESS: https://www.aerogel.ethicspoint.com

* This Code of Business Conduct and Ethics, which reflects minor non-substantive and administrative changes to the prior version of the Code, replaces and supersedes all prior versions of the Code, effective as of February 14, 2024.

See the Company’s Whistleblower Policy, which can be accessed on the Company’s website. These alternative methods for reporting a violation are referred to throughout the Code as the “Reporting Mechanism.”

Any associate of the Company having any information or knowledge regarding the existence of any violation or suspected violation of the Code (including, but not limited to, suspected violations of securities or antifraud laws, accounting issues, and any law relating to fraud against shareholders) has a duty to report the violation or suspected violation using the Reporting Mechanism described above. As specified in the Whistleblower Policy, associates may also report using the Reporting Mechanism any concerns an associate may have with respect to the Company including, but not limited to, concerns with the Company’s business or operations or any other issue concerning the Company and their employment with the Company. Reports made to the Whistleblower Hotline will be provided directly to the Audit Committee on an anonymous and confidential basis.

Failure to report suspected or actual violations is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or legal action. Reports may be made on a confidential and anonymous basis. To the extent any investigation is necessitated by a report, the Company will endeavor to keep the proceedings and the identity of the reporting associate confidential to the fullest extent permitted by applicable law.

ANTI-RETALIATION PLEDGE

Any associate who in good faith reports a suspected violation under the Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, using the Reporting Mechanism, may not be fired, suspended, demoted, reprimanded, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, issues or concerns, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the Company.

In addition, any associate who in good faith reports a suspected violation under the Code which the associate reasonably believes constitutes a violation of a federal, state, local or foreign statute by the Company, or its agents acting on behalf of the Company, to a federal, state, local or foreign regulatory or law enforcement agency, may not be fired, suspended, demoted, reprimanded, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the Company.

COMPLYING WITH THE CODE

The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our Company. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a Company. To that end, the Company has made the Code publicly available on its website. It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect disciplinary action, up to and including termination of any employment or other relationship with the Company, and possibly other legal action.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Chief Compliance Officer, a member of the Compliance Committee, or another member of management. Furthermore, the policies set forth in this Code are in addition to other policies of the Company that associates must comply with, including those set forth in the Company’s Employee Handbook. Copies of these other policies are available via the Company’s website.

The provisions of the Code regarding the actions the Company will take are guidelines which the Company intends to follow. There may be circumstances, however, that in the Company’s judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code. In the case of any inconsistency between the provisions set out in this Code and the rules contained in any mandatory text, laws or interpretive case law applicable to the Company and its associates, the latter will prevail. In no instance should this Code be interpreted as modifying, amending or otherwise changing any legal text and related legal precedents that apply to the Company and its associates.

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APPENDICES

APPENDIX A – ASSOCIATE’S AGREEMENT TO COMPLY
APPENDIX B – COMPLAINT HANDLING PROCEDURES
APPENDIX C – WHISTLEBLOWER POLICY
APPENDIX D – ANTI-CORRUPTION POLICY

I.
IMPLEMENTATION OF THE CODE

The following questions and answers address the Company’s implementation of the Code. The Company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Who is responsible for administering, updating and enforcing the Code?

A: The Company’s Board of Directors has appointed a Chief Compliance Officer and a Compliance Committee that includes the Chief Compliance Officer and at least one additional member to administer, update and enforce the Code. Ultimately, the Board of Directors of the Company must ensure that the Chief Compliance Officer and the Compliance Committee fulfill their responsibilities.

The Chief Compliance Officer has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

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Develop the Code based on legal requirements, regulations and ethical considerations that are raised in the Company’s operations;
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Ensure that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;
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Work with the Company’s Audit Committee to provide a Reporting Mechanism so that associates have a confidential and anonymous method of reporting not only suspected violations of the Code but concerns regarding federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against shareholders;
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Implement a training program to ensure that associates are aware of and understand the Code;
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Audit and assess compliance success with the Code;
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Serve as a point person for reporting violations and asking questions under the Code;
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Maintain a log of all reports under the Reporting Mechanism and provide this log to the Audit Committee for their review at regular intervals; and
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Revise and update the Code as necessary to respond to detected violations and changes in the law.

The Compliance Committee is appointed by the Audit Committee of the Board and is comprised of a Chief Compliance Officer, and at least another member. At least one member is selected from the Human Resources Department. The current composition of the Compliance Committee is provided in Appendix E.

The primary responsibilities of the Compliance Committee are to:

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Assist the Chief Compliance Officer in developing and updating the Code;
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Develop internal procedures to monitor and audit compliance with the Code;
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Serve as point persons for reporting violations and asking questions under the Code;
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Set up a mechanism for anonymous reporting of suspected violations of the Code by associates and refer, when appropriate, such reports to the Audit Committee;
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Maintain a log of all reports under the Reporting Mechanism and provide this log to the Audit Committee for their review at regular intervals;
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Conduct internal investigations, with the assistance of counsel, of suspected compliance violations;
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Evaluate disciplinary action for associates who violate the Code;
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In the case of more severe violations of the Code, make recommendations regarding disciplinary action to the Board of Directors or a committee thereof; and
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Evaluate the effectiveness of the Code and provide recommendations to improve the Code.

The Compliance Committee will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept confidential to the extent permitted by circumstances and applicable law.

Q: If I am aware of a breach or violation of this Code, or suspect such a breach or violation, am I obligated to report it as set forth in this Code?

A: Yes, every employee, officer and director of the Company has the responsibility to ask questions, seek guidance, report known and suspected breaches or violations and express concerns regarding compliance with this Code or any of the Company’s other policies. Anyone who has a reasonable basis to believe that any other employee, officer or director has engaged, or is engaging, in conduct that violates applicable law or this Code should promptly report such information through Reporting Mechanism.

Q: How can I contact the Chief Compliance Officer, the Compliance Committee and/or the Audit Committee?

A: Reports may be made by telephone, in person, or in writing (by mail to the Company’s address, by email or hand delivery). The names, phone numbers and/or email addresses of the Chief Compliance Officer, each member of the Compliance Committee and the chairperson of the Audit Committee are listed in Appendix E. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

The members of the Compliance Committee and the chairperson of the Audit Committee may change from time to time. You are encouraged to consult the copy of the Code that is available on the Company’s website to obtain the most current membership of the Compliance Committee and the most current chairperson of the Audit Committee.

Individuals are encouraged, but not required, to leave a name and/or a contact number when submitting a report. Such information will facilitate a more thorough investigation. The members of the Compliance Committee and the chairperson of the Audit Committee will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person raising the concern may become known or need to be revealed, particularly if federal, state, local or foreign enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality when material evidence of a violation of the law is disclosed or if the person raising a concern is identified during the normal course of an investigation.

Q: How can I report any concerns that I have in a confidential and anonymous manner?

A: You may make such reports on an anonymous and confidential basis by contacting the Whistleblower Hotline. As specified in the Whistleblower Policy, associates may report to this service any concerns an associate may have with respect to the Company, including but not limited to, Company’s business or operations, suspected violations of the Code, securities or antifraud laws, accounting issues, any law relating to fraud against shareholders, or any other issue concerning the Company and their employment with the Company. Reports made to the Whistleblower Hotline will be provided directly to the Audit Committee on an anonymous and confidential basis. Please see the description of the Reporting Mechanism above for details on contacting the Whistleblower Hotline.

II.
GENERAL REQUIREMENTS

Each associate of the Company is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

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the ethical handling of conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company; and
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compliance with applicable governmental laws, rules and regulations.
III.
CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the Company. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the Company to the exclusion of personal advantage. For purposes of this section, (i) a “significant” amount or interest shall be deemed to be any amount in excess of $5,000 in aggregate, whether in connection with a single transaction or with a series of transactions in any given year and (ii) an “actual competitor” of the Company shall be deemed to be any entity selling or producing products that are similar to the Company’s products. Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

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No associate or immediate family member2 of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the Company or which is an actual or potential competitor of the Company, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof; provided however, that this provision shall not prevent any associate from investing in any mutual fund or owning up to 1% of the outstanding stock of any publicly traded Company.
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No associate shall conduct a significant amount of business on the Company’s behalf with an outside enterprise which does or seeks to do business with the Company if an immediate family member of the associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the Company and such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.
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No executive officer or employee, or an immediate family member of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company, without the prior approval of the full Board of Directors or a committee thereof.
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No director, or an immediate family member of a director, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the Company, without the prior approval of the full Board of Directors or a committee thereof.
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No associate shall use any Company property or information or his or her position at the Company for personal gain.
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No associate shall engage in activities that are directly competitive with those in which the Company is engaged.
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No associate shall divert a business opportunity from the Company to such individual’s own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the Company is or may become involved or in which the Company may have an existing interest, the associate should disclose the relevant facts to the Chief Compliance Officer or a member of the Compliance Committee. The associate may proceed to take advantage of such opportunity only if the Company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee.

2When used in this Code of Conduct, “immediate family member” includes any person with whom an associate has any relationship by blood, marriage, or adoption, not more remote than first cousin.

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No associate or immediate family member of an associate shall receive any loan or advance from the Company, or be the beneficiary of a guarantee by the Company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Committee. Please see Section IV.E. “Corporate Advances” below for more information on permitted corporate advances.

In addition, the Audit Committee of the Board of Directors will review and approve, in advance, all related-person transactions, as required by the Securities and Exchange Commission, The New York Stock Exchange or any other regulatory body to which the Company is subject.

Each associate should make prompt and full disclosure in writing to the Chief Compliance Officer or a member of the Compliance Committee of any situation that may involve a conflict of interest before engaging in any conduct that may give rise to any conflict of interest. Failure to disclose any actual or perceived conflict of interest and obtain an approval or other appropriate waiver from the Compliance Committee or the Audit Committee of the Board (as applicable) is a violation of the Code.

IV.
PROTECTION AND PROPER USE OF COMPANY ASSETS

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the Company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the Company’s property also apply to property of others entrusted to it (including proprietary and confidential information).

A.
Proper Use of Company Property

The removal from the Company’s facilities of the Company’s property is prohibited, unless authorized by the Company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and databases. Neither originals nor copies of these materials may be removed from the Company’s premises or Company’s property or used for purposes other than the Company’s business without prior written authorization from the Compliance Committee.

The Company’s products and services are its property. Contributions made by any associate to their development and implementation are the Company’s property and remain the Company’s property even if the individual’s employment or directorship terminates.

Each associate has an obligation to use the time for which he or she receives compensation from the Company productively. Work hours should be devoted to activities directly related to the Company’s business.

B.
Confidential Information

The Company provides its associates with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each associate must safeguard include (but are not limited to) information received from third parties in connection with the Company’s business, the Company’s plans and business strategy, non-public operational and financial performance, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or paper format. These are costly, valuable resources developed for the exclusive benefit of the Company. No associate shall disclose the Company’s confidential information to an unauthorized third party or use the Company’s confidential information for his or her own personal benefit.

C.
Accurate Records and Reporting

Under law, the Company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the Company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the Company. No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The Company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the Company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access certain computer systems.

The Company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms. Please see the Company’s Disclosure Controls and Procedures,

Form 8-K Disclosure Compliance Policy, and the Regulation FD Disclosure Policy, all available on the Company’s website.

Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the Company’s accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the integrity of the Company’s external reports to shareholders and the Securities and Exchange Commission depends on the integrity of the Company’s internal reports and record-keeping, all associates must adhere to the highest standards of care with respect to our internal records and reporting. The Company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal.

Any associate who believes the Company’s books and records are not in accord with these requirements should immediately report the matter using the Reporting Mechanism described above.

D.
Document Management and Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the Company’s business needs, all associates must maintain records in accordance with these laws.

Any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.

All associates must comply with the Company’s Records Management Policy. In addition, from time to time, the Company may adopt additional specific written policies and procedures with respect to document retention or amend existing policies and procedures. All employees will be notified if such policies and procedures are adopted or if existing policies and procedures are amended.

Any associate who believes the Company’s document retention is not in accord with these requirements should immediately report the matter using the Reporting Mechanism described above.

E.
Corporate Advances

Under law, the Company may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance Company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. It is the Company’s policy that any advance not meeting the foregoing criteria be approved in advance by the Compliance Committee.

Company credit cards are to be used only for authorized, legitimate business purposes in accordance with the Company’s Travel & Business Expense Reimbursement Policy and Company Credit Card Policy. An associate will be responsible for any unauthorized charges to a Company credit card. Any associate who believes the Company’s corporate advances are not in accord with these requirements should immediately report the matter using the Reporting Mechanism described above.

V.
FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

The Company does not seek to gain any advantage through the improper use of favors or other inducements, including facilitation payments, involving personal financial gain or advantage to the recipient (generally referred to as bribery). Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the Company or its associates. Offering, giving, soliciting or receiving any form of bribe (including facilitation payments in many instances) is strictly prohibited under the laws of the various countries in which the Company operates or into which the Company’s products are sold, whether the other person involved is an employee of a customer or supplier, a public official, or any other person.

A.
Giving Gifts

Cash or cash-equivalent gifts must not be given by an associate to any person or enterprise, even if the cash gift is of token value. However, non-cash gifts, favors and entertainment may be given to non-governmental employees if what is given:

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is consistent with customary business practice;
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cannot be construed as a bribe, pay-off or facilitation payment;
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is not in violation of applicable law or ethical standards; and
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will not embarrass the Company or the associate if publicly disclosed.

See also subsection E below and the Anti-Corruption Policy, for considerations relating to gifts to foreign officials and Section VI. B below for considerations relating to gifts to government employees.

B.
Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the Company, except as common courtesies usually associated with customary business practices. The Compliance Committee, with the approval of the Audit Committee will establish reporting thresholds and approval procedures in connection with the receipt of gifts.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent of any value. Cash gifts must be declined and returned to the sender.

The Company engages in ongoing risk assessment relating to bribery. If someone offers you a gift, favor, entertainment or other inducement that you think is intended or may be intended as a bribe, you are obligated to reject the offer and to report the offer using the Reporting Mechanism described above.

C.
Unfair Competition

Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation. However, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the Company’s services and products are both illegal and contrary to Company policy. An associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

D.
Antitrust Concerns

Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with antitrust laws is in the public interest, in the interest of the business community at large, and in our Company’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject you and the Company to the imposition of injunctions, treble damages, and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the Company.

A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors all associates must follow these rules:

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Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payer contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payer or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.
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Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.
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Be careful of your conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.
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Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.
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Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.

Another focus of antitrust law is how a Company deals with customers, suppliers, contractors and other third parties. The following practices could raise issues, and associates should always consult with the Chief Compliance Officer or the Compliance Committee before doing any of the following:

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Refuse to sell to any customers or prospective customer;
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Enter into any new distribution or supply agreement which differs in any respect from those previously approved;
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Condition a sale on the customer’s purchasing another product or service, or on not purchasing the product of a competitor;
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Agree with a customer on a minimum or maximum resale price of our products;

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Impose restrictions on the geographic area to which our customers may resell our products;
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Require a supplier to purchase products from the Company as a condition of purchasing products from that supplier;
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Enter into an exclusive dealing arrangement with a supplier or customer; or
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Offer different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

If our Company has a dominant or potentially dominant position with respect to a particular product or market, especially rigorous standards of conduct must be followed. In these circumstances, all associates should:

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Consult with the Chief Compliance Officer or the Compliance Committee before selling at unreasonably low prices or engaging in any bundling practices; and
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Keep the Chief Compliance Officer or the Compliance Committee fully informed of competitive strategies and conditions in any areas where the Company may have a significant market position.

Finally, always immediately inform the Chief Compliance Officer or the Compliance Committee if local, state or federal law enforcement officials request information from the Company concerning its operations.

E.
Unfair Practices in International Business

The Company and its associates must comply at all times with all anti-corruption, anti-bribery and anti-kickback laws, rules and regulations in each jurisdiction in which the Company operates. In complying with the potentially overlapping and/or conflicting laws, rules and regulations of various jurisdictions, the Company and its associates should always adhere to and seek to follow the most stringent set of laws, rules and regulations to which it or they may be subject.

Under the U.S. Foreign Corrupt Practices Act (“FCPA”), associates of the Company are prohibited from making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of gaining any “improper advantage” by:

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influencing any act or decision of a foreign official in his official capacity;
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inducing a foreign official to do or omit to do any act in violation of his lawful duty; or

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inducing a foreign official to use his position to affect any decision of the government;

A gift is still “corrupt” even when paid through an intermediary. No associate may offer or give any gift to a foreign government official without the advance written approval of the Chief Compliance Officer. Associates must also be familiar with and abide by the Company’s Anti-Corruption Policy.

In addition to the FCPA, the United Kingdom’s Bribery Act 2010 (“Bribery Act”) may apply under various circumstances. The Bribery Act prohibits much of the same conduct as the FCPA but, in contrast to the FCPA, the Bribery Act also prohibits soliciting or receiving bribes and applies to bribery that does not involve a foreign official (for example, bribery that occurs between two employees of private businesses). Violating the Bribery Act could expose you (and in certain cases, the Company) to criminal as well as civil liability, including potentially fines and imprisonment.

VI.
GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A.
Government Procurement

The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the Company’s most favored commercial customers and that there is full and open competition in contracting. The procurement integrity laws impose restrictions on the relationships between the Company and government procurement officials who have or are engaged personally and substantially in government procurements. Prohibited activities include: (i) offering, discussing, or accepting post-government employment or business opportunities; or (ii) soliciting, obtaining, or disclosing any bid or proposal information, proprietary or source selection information from competitors or government officials. Employees working on projects for which the ultimate customer is the U.S. Government must have a working knowledge of and comply with the regulations and laws that govern the acquisition of goods and services by the U.S. Government. Associates should also ensure that business partners, suppliers, and consultants are aware of and, to the extent practical, in compliance with, these legal requirements.

When selling products or services to government procurement agencies, the Company is accountable for certifying compliance with applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by a Company associate authorized by the Board of Directors to sign such documents, based upon knowledge that all requirements have been fully satisfied.

B.
Payments to Officials

Under no circumstances should associates make payments or give gifts to officials or employees of the United States Government or any foreign government. Corporate hospitality and the reimbursement of travel expenses involving government officials or employees should be limited to bona fide expenses relating to the legitimate promotion of the Company’s products and services and in most instances should be approved in advance both by the Chief Compliance Officer and the government organization that employs the person in question.

C.
Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, Company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful, the formation and operation of a political action committee, in each case, when reviewed and approved in advance by the Audit Committee and subsequently ratified by the Board of Directors.

VII.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.
Insider Trading Policy

The Company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associate of the Company and extends to activities both within and outside their duties to the Company, including trading for a personal account.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a Company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a Company’s affairs and as a result is given access to information solely for the Company’s purpose. A temporary insider can include, among others, a Company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of another company with which our Company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a Company’s securities.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

Each associate should be familiar with and abide by the Company’s Insider Trading Policy. A copy of this policy is available on the Company’s website. The Company encourages its associates to bring any problem, complaint or concern regarding any alleged insider trading to the attention of the Compliance Committee. Associates who have concerns regarding conduct they believe constitutes insider trading should also make such reports using the Reporting Mechanism described above.

B.
Equal Employment Opportunity

The Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

The Company encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Human Resources Department. Associates who have concerns regarding conduct they believe is discriminatory should also make such reports using the Reporting Mechanism described above.

C.
Anti-Harassment and Non-Discrimination Policy

The Company is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of discrimination and harassment, including sexual harassment. In keeping with this commitment, the Company will not tolerate harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at Company-sponsored social functions or elsewhere.

Associates must also be familiar with and abide by the Company’s Anti-Harassment and Non-Discrimination Policy, which is available through the Company’s website. The Company encourages its associates to bring any problem, complaint or concern regarding any alleged discrimination or harassment to the attention of the Human Resources Department. Associates who have concerns regarding conduct they believe constitutes discrimination or harassment should also make such reports using the Reporting Mechanism described above.

D.
Health, Safety & Environmental Laws

Health, safety, and environmental responsibilities are fundamental to the Company’s values. Associates are responsible for ensuring that the Company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the Company does business.

The penalties that can be imposed against the Company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

Associates must also be familiar with and abide by the Company’s Environmental & Sustainability Policy and Health & Safety Policy, which are available on the Company’s website. The Company encourages its associates to bring any problem, complaint or concern regarding any health, safety and environmental concern to the attention of the Human Resources Department. Associates who have concerns regarding health, safety and environmental issues may also make such reports using the Reporting Mechanism described above.

VIII.
QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Associates are encouraged to consult with the Chief Compliance Officer and Compliance Committee about any uncertainty or questions they may have under the Code.

If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Chief Compliance Officer or a member of the Compliance Committee to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The Company will disclose the nature and reasons for the waiver on a Form 8-K to be filed with the Securities and Exchange Commission within four days. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

It is the Company’s policy only to grant waivers from the Code in limited and compelling circumstances.

IX.
FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address each associate’s obligation to comply with the Code. The Company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q: Do I have a duty to report violations under the Code?

A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code using the Reporting Mechanism described above. The Company will keep reports confidential to the fullest extent permitted by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

Q: I’m afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A: The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by the Company, or its agents acting on behalf of the Company, using the Reporting Mechanism described above, the Company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the Company. Note, however, that while you will not be disciplined for reporting a violation, you may be subject to discipline with respect to the underlying conduct or violation if you are involved. However, your willingness to cooperate will be taken into consideration. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the Company will endeavor to keep confidential any report you make to the Chief Compliance Officer or another member of the Compliance Committee to the extent permitted by applicable law.

In addition, if you in good faith report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal, state, local or foreign statute by the Company, or its agents acting on behalf of the Company, to a federal, state, local or foreign regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the Company.

Associates are encouraged to pursue all internal reporting channels through completion and reasonably await and consider the results of all internal investigations prior to reporting matters outside of the Company. We have instituted the procedures described in this Code, including procedures to make anonymous submissions (a form of internal report), to facilitate the use of internal investigations.

Individuals should also consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Chief Compliance Officer will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.

Q: How are suspected violations investigated under the Code?

A: When a suspected violation is reported using the Reporting Mechanism described above (which includes as an option reporting directly to the chairperson of the Audit Committee), the Compliance Committee will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation and/or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. However, depending on the nature of the suspected violation and the source of the report, the Compliance Committee should notify the Audit Committee (in cases involving executive officers) and the Audit Committee, at its discretion, may choose to investigate the suspected violation directly. The reporting associate’s immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor.

If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Chief Compliance Officer will close the matter as unsubstantiated.

If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Board of Directors of the Company for its approval. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Chief Compliance Officer may refer the violation to the individual’s supervisor, the Human Resources Department, or the Compliance Committee for appropriate disciplinary action, as the facts may dictate.

The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted, by the severity of the matter.

Q: Do I have to participate in any investigation under the Code?

A: Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the Company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q: What are the consequences of violating the Code?

A: As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment or legal action. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the Company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A: The Chief Compliance Officer and any member of the Compliance Committee can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Committee as a whole. In addition, Section VIII of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Chief Compliance Officer or the Compliance Committee, and if necessary, obtaining a waiver from the Code.

APPENDIX A

ASSOCIATE’S AGREEMENT TO COMPLY

I have read the Aspen Aerogels, Inc. Code of Business Conduct and Ethics (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR
I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code, and that I may make such reports on a fully anonymous basis through the mechanisms described in this Code. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:		Date:
Name (Please print):
Department/Location:

APPENDIX B

COMPLAINT HANDLING PROCEDURES

The Audit Committee of the Board of Directors of Aspen Aerogels, Inc. (the “Company”) has established the following procedures for:

•
the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters,
•
the confidential, anonymous submission by associates of the issuer of concerns regarding questionable accounting or auditing matters,
•
any other complaints alleging a violation of the Code of Business Conduct and Ethics.

1. Receipt of Complaints. The Audit Committee has designated the Compliance Committee (the “Recipient”) as the party to be designated to receive complaints and concerns under this Policy.

2. Transmission of Complaints to the Audit Committee. The Audit Committee shall receive a copy or summary of any material complaint received by the Recipient as soon as practicable, in a form to be agreed upon between the Chair of the Audit Committee and the Recipient.

3. Retention of Complaints. The complaints received by the Recipient shall be recorded and retained in accordance with the Company’s Records Retention Policy for confidential matters.

4. Treatment of Complaints. The complaints received by the Recipient will initially be reviewed by the Compliance Committee and based on the nature and relevance should be discussed with the Audit Committee.

5. Anonymity of Complaints. As required by the Act, associates are permitted to submit their concerns regarding questionable accounting or auditing matters confidentially. To the extent an investigation of any such reports must be initiated, the Company will keep the reporting associate’s identity confidential to the extent required by applicable law.

APPENDIX C

WHISTLEBLOWER POLICY

Aspen Aerogels, Inc.

Whistleblower Policy

I. I. PURPOSE OF THE POLICY

The purpose of this Whistleblower Policy (the “Policy”) is to make Aspen Aerogels, Inc. (“Aspen” or the “Company”) employees aware of the importance of reporting to the Company any violation or suspected violation of the Company’s Code of Business Conduct and Ethics (the “Code”) (available on the Company’s website at https://home.aerogel.com/), including, but not limited to, suspected violations of securities, criminal or antifraud laws, accounting issues, and any law relating to fraud against shareholders. Each employee has a duty to report the violation or suspected violation of the Code using the Reporting Mechanism described below. The Company also encourage employees to report using the Reporting Mechanism any concern an employee may have with respect to the Company, including, but not limited to, concerns with the Company’s business or operations or any other issue concerning the Company and their employment with the Company. In addition to employees, the Company encourages all persons associated with the Company, including consultants, advisors and anyone who provides services for, or on behalf of, the Company to report suspected violations or concerns using the Reporting Mechanism.

The types of concerns that should be reported include, but are not limited to, the following:

Ethical Violations	Wrongful Discharge
Unsafe Working Conditions	Internal Controls
Sexual Harassment	Vandalism and Sabotage
Theft	Improper Conduct
Discrimination	Conduct Violations
Alcohol and Substance Abuse	Threats and Bullying
Fraud	Bribery and Kickbacks
Conflict of Interest	Misuse of Company Property
Theft and Embezzlement	Violation of Company Policy
Violation of the Law	Falsification of Contract, Reports or Records

The Company prohibits any type of corporate fraud and is committed to protecting employees from adverse employment actions as a result of their whistleblowing activities. This Policy also provides employees with the proper channels to report any suspected violations of criminal law or securities law, acts of fraud against shareholders or questionable auditing or accounting matters. Reports made to the Whistleblower Hotline (as defined below) will be provided directly to the Audit Committee on an anonymous and confidential basis.

II. II. SCOPE OF THE POLICY

Every Company employee must comply with this Policy. This Policy will be made available to active employees and to every new employee as part of their initial orientation. Each employee must read this Policy and certify in writing that they have (a) read this Policy, (b) understand this Policy and (c) agree to abide by this Policy.

III.
PROTECTION OF WHISTLEBLOWERS

III. A. Suspected Violation of Criminal Law

Employees should immediately report to the Company any suspected violations of criminal law. The procedure for reporting suspected violations of criminal law is to report the suspected violation to the Company’s Chief Compliance Officer, or to the Chairperson of the Audit Committee of the Board of Directors (see section IV). Please see the description of the Reporting Mechanism below for instructions on how to make a report.

Any employee who makes a report of a matter which they reasonably believe constitutes a violation of a state or federal criminal statute by the Company, or its agents acting on behalf of the Company, to a federal law enforcement officer or the appropriate officer of the Company identified above, will not be fired, demoted or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee’s supervisor or senior management of the Company.

IV. B. Suspected Securities Law Violation or Act of Fraud

Employees should immediately report to the Company any suspected violations of securities law or acts or fraud against shareholders. The procedure for reporting suspected violations of criminal law is to report the suspected violation to the Company’s Chief Compliance Officer, or to the Chairperson of the Audit Committee of the Board of Directors (see section IV). Please see the description of the Reporting Mechanism below for instructions on how to make a report.

Any employee who makes a report of a matter which they reasonably believe constitutes a violation of a federal securities law or state or federal law relating to fraud against shareholders by the Company, or its agents acting on behalf of the Company, to a state or federal law enforcement officer or the appropriate officer of the Company identified above, will not be fired, demoted or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee’s supervisor or senior management of the Company.

In addition, any attorney working as an employee of the Company will be notified of this policy and shall report evidence of a material violation of securities law, or breach of fiduciary duty, or similar violation, by the Company or any of its agents to the Chief Executive Officer of the Company (or a person acting in an equivalent capacity).

V. C. Questionable Accounting or Auditing Matter

Employees should immediately report to the Company any questionable accounting or auditing matters relating to the Company. The Audit Committee of the Company’s Board of Directors has established procedures for employees to report directly to the Audit Committee, on a confidential and anonymous basis, any concerns regarding questionable accounting or auditing matters (see Section IV). Please see the description of the Reporting Mechanism below for instructions on how to make a report.

Any employee who makes a report of a matter which they reasonably believe constitutes a questionable accounting or auditing procedure by the Company, or its agents acting on behalf of the Company, to a state or federal law enforcement officer or the appropriate officer of the Company identified above, may not be fired, demoted or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee’s supervisor or senior management of the Company.

D. Other Matters

Employees should immediately report to the Company any other concerns relating to the Company or the employee’s employment with the Company. Please see the description of the Reporting Mechanism below for instructions on how to make a report.

Any employee who makes a report of a matter which they reasonably believe constitutes a concern for the Company or for that employee to a state or federal law enforcement officer or the appropriate officer of the Company identified above, may not be fired, demoted or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the employee, the employee’s supervisor or senior management of the Company.

IV.
HOW TO MAKE A REPORT

If any breach of the Code is known to an employee, the employee is obligated to report violations via one or more of the following four alternatives:

(1) by reporting up the supervisory chain, beginning with the employee’s immediate supervisor or with a more senior supervisor;

(2) by contacting any member of the Company’s Compliance Committee, including the Chairperson and Chief Compliance Officer, Virginia H. Johnson, at vjohnson@aerogel.com or 508-971-6559; or another Compliance Committee member, including Ricardo C. Rodriguez, Chief Financial Officer and Treasurer, at rrodriguez@aerogel.com or 248-289-0875, and Stephanie Pittman, Chief Human Resources Officer, at spittman@aerogel.com or 978-493-6818.

(3) by contacting the Chairperson of the Audit Committee of the Company’s Board of Directors, Kathleen Kool, at kkool@aerogel.com; or

(4) by confidentially and anonymously, where permitted by law, reporting violations to the third-party service provider retained by the Company, EthicsPoint (the “Whistleblower Hotline”). The Whistleblower Hotline may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address listed below:

ETHICSPOINT TELEPHONE NUMBER: 1-877-376-2006 (Toll Free);

Mexico: 800 077 0787.

ETHICSPOINT INTERNET ADDRESS: https://www.aerogel.ethicspoint.com

These alternative methods for reporting a violation are referred to herein as the “Reporting Mechanism.”

VI. V. CHANGES TO THE POLICY AND AVAILABILITY TO EMPLOYEES

This Policy shall be reviewed and updated as appropriate, annually or more frequently as appropriate, by the Company’s Compliance Committee. Amendments to this Policy may be necessary from time to time due to changes in applicable law, the Company’s operations, and/or the requirements of the New York Stock Exchange. This Policy has been approved by the Board of Directors and the Audit Committee and any material changes to this Policy must be approved by the Board of Directors and the Audit Committee. All Company employees will receive notice when this Policy is amended. The current version of this Policy is available on the Company’s website and can also be obtained by contacting the Company’s Chief Compliance Officer.

VII. REVISION HISTORY

Version	Status	Reason for Change	Date
V 1.0	Initial adoption & publication	Policy issuance	June 2014
V 2.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	August 16, 2018
V 3.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	October 10, 2022
V 4.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	February 14, 2024

Policy Owner (Department): Legal, Compliance & Regulatory Dept.

Policy Owner (Individual): Chief Compliance Officer

Related Company Policies

•
Code of Business Conduct and Ethics
•
Insider Trading Policy

APPENDIX D

ANTI-CORRUPTION POLICY

Aspen Aerogels, Inc.

Anti-Corruption Policy

VII. Purpose

Aspen Aerogels, Inc. and its subsidiaries (“Aspen” or the “Company”) are committed to acting ethically and complying with all applicable anti-corruption laws. This Policy supports Aspen’s commitment to conducting its operations and activities outside the United States in compliance with the letter and spirit of applicable anti-corruption laws. This Policy incorporates Aspen’s Code of Business Conduct and Ethics as if fully set forth in this Policy.

VIII. Scope

This Policy applies to all Company Representatives and Third Parties.

IX. Definitions

A. Company Representative – (i) every full and part-time employee of the Company and its subsidiaries, (ii) all members of the Company’s senior management, including the Company’s President and Chief Executive Officer and Chief Financial Officer and Treasurer, (iii) every member of the Company’s Board of Directors, even if such member is not employed by the Company.

B. Government Official – any:

•
officer or employee of any government;
•
officer or employee of any public international organization (e.g., the United Nations, World Bank, or International Monetary Fund);
•
officer or employee of any department, agency, or instrumentality of any government or of any public international organization;
•
officer or employee of any government-owned or government-controlled company;
•
political party;
•
political party official; or
•
anyone, whether a private person or otherwise, acting in an official capacity on behalf of any of the above or of any government entity.

C. Third Party – any contractor, agent, distributor, or other business associate retained by Aspen who may interact with Government Officials on Aspen’s behalf. Third Party includes, but is not limited to, product quality consultant, sales representative, consultant, distribution agent, buying agent, lobbying firm, advertising agency, customs broker, or visa processor.

X. Prohibition of Improper Payments to Government Officials

E. Direct

No Company Representative or Third Party (regardless of nationality) has authority to offer or give payments or anything of value, regardless of the amount, to a Government Official to induce that Government Official to affect any government act or decision in a manner that will assist Aspen or any of its corporate affiliates, in obtaining or retaining business or securing any improper advantage.

F. Indirect

No Company Representative or Third Party may offer, promise, or give payments or anything of value to any person, including any spouse, relative, friend, or colleague of a Government Official, while having reason to know that such person has offered or given, is likely to offer or give, or will offer or give, payments or anything of value, regardless of the amount, to improperly influence a Government Official to assist Aspen or any of its corporate affiliates in obtaining or retaining business or securing any improper advantage.

XI. Direct Payments to Government Officials

Any payment or contract with a Government Official that serves as a conduit for bribes, kickbacks, or any other improper payment is strictly prohibited.

Lawful payments for, or reimbursements of, good faith expenditures, fees and other considerations for goods and services, which are actually received, are permitted if they meet a genuine business need, their receipt is documented, they are priced at fair market value, and they are based on a written contract.

All direct payments to Government Officials must be approved in advance by Aspen’s Chief Financial Officer and Treasurer, Ricardo Rodriguez (the “Approval Authority”).

XII. Gifts to Government Officials

Gifts to Government Officials must be approved in advance by the Approval Authority. Any questions about the appropriateness or reasonableness of a gift should be directed to the Legal, Compliance and Regulatory (“LCR”) Department.

Gifts that are reasonable in value by local standards may be given to a Government Official only if (i) directly related to the promotion of Aspen products or services or to the execution or performance of a contract with a government or agency thereof, or (ii) given as a token of regard to a Government Official in connection with a recognized gift-giving holiday or event.

Gifts may not be given to any Government Official to improperly influence a Government Official to assist Aspen or any of its corporate affiliates in obtaining or retaining business or securing any improper advantage.

Gifts must be given openly and transparently and may not be in the form of cash or cash equivalents. Gifts must be evaluated for appropriateness on a case-by-case basis. All gifts must be appropriately documented (with value and name of the recipient) in the company records. Gifts may not be provided to a spouse or family member of a Government Official, and Gifts may not be part of a pattern of frequent giving.

XIII. Hospitality to Government Officials

Hospitality to Government Officials includes travel, lodging, meals, and entertainment, and must be approved in advance by the Approval Authority. Any questions about the appropriateness or reasonableness of any form of hospitality should be directed to the LCR Department.

Aspen may pay reasonable, modest, and bona fide hospitality costs for Government Officials. Any hospitality provided to a Government Official must be limited to activities directly related to the promotion, demonstration, or explanation of Aspen’s products and services or the execution of a contract with or for a government agency; be provided for a legitimate reason; be modest by local standards and not have the appearance of extravagance or luxury; and comply with all applicable laws, rules, regulations, and standards. Any hospitality provided to a Government Official must not create any appearance of impropriety; not include paid or reimbursed stopovers or other forms of leisure or social activities unrelated to the sponsored event; and not include per-diem payments. Hospitality may not be provided to any Government Official to improperly influence a Government Official to assist Aspen or any of its corporate parents in obtaining or retaining business or securing any improper advantage.

XIV. Prohibition of Facilitating Payments

Facilitating Payments are small payments made to secure or expedite the performance of a routine action by a Government Official or agency (e.g., issuing licenses or permits, installation of a telephone line, processing goods through customs, etc.) to which Aspen has legal or other entitlement. Although some anti-corruption laws provide a narrow exception for Facilitating Payments, Aspen prohibits Facilitating Payments.

XV. Third Parties

Any Third Party retained to assist Aspen in its dealings with Government Officials or government agencies must be approved in advance by the Approval Authority. Any questions about engaging any Third Party should be directed to the Aspen LCR Department. Please refer to Aspen’s Anti-Corruption Procedure (Appendix A) for further details on the scope of this provision.

Aspen can be held liable under applicable anti-corruption laws for the acts of its Third Parties. Aspen requires its Third Parties to adhere to the same ethical standards to which Aspen adheres.

XVI. Joint Ventures, Partnerships or Other Business Relationships

Any joint venture, partnership or other business relationship undertaken by Aspen and at least one other individual or entity, each of whom contributes assets or expertise, for profit and for a specific purpose, must be approved in advance by the Approval Authority. Any questions about engaging in any joint venture, partnership or other business relationship should be directed to the Aspen LCR Department.

Aspen can be held liable under applicable anti-corruption laws for the acts of its joint ventures and joint venture partners. Aspen requires its joint venture partners to adhere to the same ethical standards to which Aspen adheres.

XVII. Mergers, Acquisitions, and Other Business Combinations

Any merger, acquisition, or other business combination or venture undertaken by Aspen must be vetted in advance by the Approval Authority and approved by the Company’s Board of Directors. Any questions about mergers, acquisitions, or business combinations or ventures should be directed to the Approval Authority.

Under anti-corruption laws, Aspen may be liable for any past, present, or future bribery or corruption by any company with which Aspen merges, acquires, or enters into a business combination.

XVIII. Contributions

E. Political Contributions

No funds, facilities or services shall be paid or furnished by Aspen to any political party, or candidate for, or incumbent of, any public office, or to any initiative or referendum campaign.

F. Charitable Contributions

A charitable contribution is any financial or other support provided to (i) an organization recognized as a charitable organization under local law, (ii) an organization or informal group primarily organized to provide a community or public benefit, or (iii) an organization or informal group that is organizing an event to provide a community or public benefit.

Prior to announcing, offering, promising, or making any charitable contribution on behalf of Aspen, Company Representatives must perform verification on the charitable organization’s status under local law to ensure that it meets the requirements of a permissible charitable contribution by Aspen and to identify any relationships with Government Officials. Charitable Contributions to any organization where a relationship or potential relationship with a Government Official has been identified require approval by the Approval Authority prior to announcing, offering, promising, or making such charitable contribution.

XIX. Other Activities That Could Result in Benefits to Government Officials

For other situations that are not covered in this Policy or where other Aspen resources are used and Government Officials may receive benefits from the Company, Aspen LCR Department must be consulted for further guidance.

XX. Prohibition Against Commercial Bribery

No Company Representative or Third Party may give, offer, promise, accept, or solicit money or anything of value to or from any representative or employee of a private commercial entity for the purpose of inducing that entity to assist Aspen or any of its corporate affiliates in obtaining or retaining business, or in securing any improper advantage.

XXI. Accurate Books and Records

To comply with anti-corruption laws, Aspen must maintain detailed books, records, and accounts that accurately and fairly reflect its transactions. These record keeping requirements are broad and apply to all books, records, and accounts including financial records, accounting records, memoranda, documents, and electronic storage devices. To minimize any corruption risks, all transactions must be recorded accurately, transparently, and in a timely manner; described in sufficient detail; and properly supported by documentation that is retained and accessible.

XXII. Corrective Action

Any failure to comply with this Policy may have serious consequences for Aspen, as well as individual Company Representatives or Third Parties. Failure to comply with this Policy, or its related procedures, can result in serious fines or criminal penalties and severely damage Aspen’s reputation. Company Representatives or Third Parties involved in violations could be disciplined, including termination of employment, and could also be subject to imprisonment and fines, regardless of their country of citizenship.

Aspen will appropriately and timely respond to any issue raised under this Policy.

After appropriate investigation, Aspen may institute corrective action, which may involve disciplinary or remedial action, up to and including termination of employment or contractual relationship, for anyone who:

•
violates this Policy,
•
fails to detect or report a violation of this Policy,
•
fails to implement the requirements of this Policy, or
•
retaliates against any person reporting, in good faith, an alleged violation of this Policy.

XXIII. Reporting

If any Company Representative or Third Party has any reason to believe that any action does not comply with anti-corruption laws or this Policy, the Company Representative or Third Party must report that action immediately through one of the channels below:

•
through the supervisory chain, beginning with immediate supervisor or with a more senior supervisor;
•
any member of the Company’s Compliance Committee, including the Chief Compliance Officer, Virginia Johnson, at vjohnson@aerogel.com or 508-971-6559; the Chief Financial Officer and Treasurer, Ricardo Rodriguez, at rrodriguez@aerogel.com or 248-289-0875; and the Chief Human Resources Officer, Stephanie Pittman, at spittman@aerogel.com or 978-493-6818.
•
the Chairperson of the Audit Committee of the Board of Directors (currently Kathleen Kool at kkool@aerogel.com ); or
•
the Company’s Ethics Hotline (https://aerogel.ethicspoint.com) or by calling (1-877-376-2006 in the U.S. or Canada).

Aspen will not tolerate any retaliation of any kind against anyone who, in good faith, reports a potential violation of any anti-corruption laws or this Policy. Aspen takes all claims of retaliation seriously and investigates all allegations of retaliation.

Revision History

Version	Status	Reason for Change	Date
V 1.0	Initial Adoption & Publication	New Policy Issuance	May 7, 2014 (approved by Board of Directors)
V 3.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	July 27, 2022
V 4.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	November 7, 2022
V. 5.0	Reformatting (non-substantive) policy amendments	Policy reformatting & reissuance	February 14, 2024

Policy Owner (Department): Legal, Compliance & Regulatory Dept.

Related Company Policies

•
Code of Business Conduct and Ethics
•
Delegation of Authority Policy
•
Contract Review and Approval Policy

Appendix A to Aspen Aerogels Inc. Anti-Corruption Policy
Aspen Aerogels, Inc. Anti-Corruption Procedure

Purpose

Aspen Aerogels, Inc. and its subsidiaries (“Aspen” or the “Company”) are committed to acting ethically and complying with all applicable anti-corruption laws. This Procedure supplements Aspen’s Anti-Corruption Policy, Code of Business Conduct and Ethics and provides the tools and directives to effectively implement anti-corruption compliance practices that support Aspen’s commitment to compliance with the letter and spirit of applicable anti-corruption laws. Together Aspen’s Anti-Corruption Policy and this Procedure are intended to ensure that Aspen has a compliance program that is reasonably designed to prevent, detect, and deter violations of anti-corruption laws.

Scope

This Procedure applies to all Company Representatives and Third Parties.

Definitions

Approval Authority – the Officer of the Company designated to approve certain matters related to Anti-Corruption policy and associated procedures. The present Approval Authority is Ricardo Rodriguez, Chief Financial Officer and Treasurer.

Company Representative – (i) every full and part-time employee of the Company and its subsidiaries, (ii) all members of the Company’s senior management, including the company’s President and Chief Executive Officer and Chief Financial Officer and Treasurer, and (iii) every member of the Company’s Board of Directors, even if such member is not employed by the Company.

Government Official – any:

•
officer or employee of any government;
•
officer or employee of any public international organization (e.g., the United Nations, World Bank, or International Monetary Fund);
•
officer or employee of any department, agency, or instrumentality of any government or of any public international organization;
•
officer or employee of any government-owned or government-controlled company;
•
political party;
•
political party official; or
•
anyone, whether a private person or otherwise, acting in an official capacity on behalf of any of the above or of any government entity.

International Business Associate - category of business relationships, including those with Government Officials, certain Third Parties, and joint venture partners, that must be reviewed and approved by the Approval Authority before Aspen enters into such a business relationship.

Third Party – any contractor, agent, distributor, or other business associate retained by Aspen who may interact with Government Officials on Aspen’s behalf. Third Party includes, but is not limited to, product quality consultant, sales representative, consultant, distribution agent, buying agent, lobbying firm, advertising agency, customs broker, or visa processor.)

Gifts or Hospitality to Government Officials

This section provides guidance regarding Gifts or Hospitality provided to Government Officials.Gifts are tokens of appreciation which include, but are not limited to, gift baskets, products, tickets, door prizes, discounts, promotional items, loans, and offers of employment. Hospitality is anything of value or any benefit provided to anyone, by or on behalf of Aspen, for free or for less than market value, including, but not limited to, travel, lodging, meals, and entertainment.While Gifts or Hospitality to Government Officials are generally discouraged, Aspen may, at times, provide certain types of gifts or hospitality to Government Officials to promote its business and to solidify its business relationships. Although gifts or hospitality to Government Officials may be customary and appropriate, gifts or hospitality can also be misused for bribery, corruption, or an improper benefit. All gifts and hospitality to Government Officials must proceed through the review and approval procedure set forth below.

Requirements for Gifts or Hospitality

Any gift or hospitality provided to a Government Official must be:

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Reasonable in nature and value (not lavish or excessive) when measured under the standards of the geographic location where the gift or hospitality will be provided and the standards of the Government Official’s home country;
•
Proper under the circumstances;
•
Lawful under any applicable law, regulation, or business policy, including any internal rules or policies that apply to the Government Official;
•
Infrequent when combined with all other types of gifts or hospitality provided cumulatively to a particular Government Official or to his or her organization;
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Given openly and transparently with no appearance of impropriety;
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Given without any reciprocity, expected or implied obligation, favor, or action in return; and
•
Accurately shown on Aspen’s books and records.

Any gift or hospitality, regardless of the amount, provided to a Government Official must not be:

•
Offered to improperly influence or induce any act or decision, or to secure any improper advantage; or
•
In the form of cash, a cash equivalent such as a gift card, or a per diem payment.

Before offering any gift or hospitality to a Government Official, a Company Representative must complete a Gift and Hospitality Request Form (Exhibit A).

Approval

The Aspen LCR Department will review the completed Gift and Hospitality Request Form and submit to the Approval Authority for approval or denial the gift or hospitality. The LCR Department may obtain the opinion of a local lawyer to ensure that the gift or hospitality complies with all local law, including the law of the place where the gift or hospitality will be provided and the law of the country of the Government Official. Gifts and hospitality are limited by the applicable law that is most restrictive. The Approval Authority may also request specific additional information to address any questions or concerns before approving or denying any gift or hospitality.

International Business Associates

Aspen has identified three categories of business relationships with International Business Associates that must be reviewed by the LCR Department and approved by the Approval Authority before Aspen enters into such business relationships. Aspen has designed its due diligence procedures to account for corruption-related risks associated with each type of business relationship.

Classifying International Business Associates

Government Officials

At times, Aspen’s business activities may include transactions directly with Government Officials outside of the United States. Such transactions pose a risk of liability under anti-corruption laws if the Government Official is in a position to favorably impact Aspen’s business, and Aspen does not either pay or receive fair market value for goods and services provided or received by the Government Official. All direct payments to or agreements with Government Officials must proceed through the due diligence, review, and approval procedure set forth below.

Third Parties

Aspen may wish to hire a Third Party who may interact with Government Officials who have discretionary authority over a matter that could impact Aspen’s existing or potential business.

Aspen may appoint a Third Party as exclusive or non-exclusive distributor of Aspen’s products in one or more countries outside the United States. Such distributors may interact with Government Officials. Under certain circumstances, Aspen may be liable under anti-corruption laws for the acts of any such Third Party. The engagement of all Third Parties who may interact with Government Officials who have discretionary authority over a matter that could impact Aspen’s business must proceed through the due diligence, review, and approval procedure set forth below

Partners

If Aspen seeks to enter into a joint venture, partnership or other similar business relationship, with at least one other individual or entity, each of whom contributes assets or expertise, for profit and for a specific purpose, Aspen may be held liable under applicable anti-corruption laws for the acts of a joint venture, or other similar business relationship, and any related business partner. The creation of all joint ventures, partnerships or similar business relationships, and business partners involved in such relationships, must proceed through the due diligence, review, and approval procedure set forth below.

Collection of Due Diligence Information for International Business Associate

Questionnaire

The Company Representative proposing a business relationship with an International Business Associate must send the International Business Associate the appropriate Questionnaire to complete. These Questionnaires include:

•
Government Official Questionnaire (Exhibit B);
•
Third Party Questionnaire (Exhibit C); and
•
Partner Questionnaire (Exhibit D).

Each Questionnaire serves as the first step in acquiring necessary due diligence information from the International Business Associate. It assists in clarifying general background information about the International Business Associate; highlights the names and organizations that must be researched for potential corruption risks; and asks directed questions related to corruption and compliance.

Approval Form

The Company Representative proposing a new business relationship with an International Business Associate or renewal of existing relationship must complete the appropriate Approval Form and submit to the LCR Department. These Approval Forms include:

•
Government Official Approval Form (Exhibit E);
•
Third Party Approval Form (Exhibit F); and
•
Partner Approval Form (Exhibit G).

Each Approval Form provides a clear explanation of the business terms of the relationship with the International Business Associate, a justification for the selection of the International Business Associate, and an explanation of the reasonableness and fair market value of compensation terms.

Reference Checks

When the LCR Department receives a completed Questionnaire and Approval Form, the LCR Department or its designee must contact the business references provided on the Questionnaire, using the Business Reference Questionnaire (Exhibit H) as a guide.

The LCR Department or its designee must document the results of any discussions with business references pointing out any concerns or questions raised by a reference’s responses, and if and how such concerns or questions were resolved.

At least two business references must be contacted and documented. If the LCR Department or its designee cannot reach one or more of the business references provided on a Questionnaire, the LCR Department or its designee must request additional business references from the proposed International Business Associate.

Searches

The LCR Department or its designee will conduct searches of publicly available information to obtain reputational and other available information regarding the International Business Associate and will retain documentation of the searches conducted and results thereof.

Additional Due Diligence Information

If any questions, unresolved issues, or concerns are present in the due diligence information obtained for an International Business Associate, the LCR Department may require additional due diligence steps including, but not limited to:

•
An interview with the International Business Associate, representative, or any other key employees or other persons working for or on behalf of Aspen;
•
An Embassy or American Chamber of Commerce reference;
•
An International Company Profile from the U.S. Commercial Service;
•
An Investigative Report, such as from Refinitiv or other investigation service approved by the Approval Authority;
•
A Forensic Accounting Report from an outside auditor;
•
An Anti-Corruption Assessment from outside counsel;
•
A site visit; or
•
A credit report.

Mandatory Model Anti-Corruption Clauses and Annual
Compliance Certifications for International Business Associates

All International Business Associates covered under this Procedure must have a written agreement with Aspen.

The LCR Department is responsible for reviewing written agreements for any International Business Associate and ensuring that any such agreement contains the appropriate Aspen Model Anti-Corruption Clauses (Exhibit I), which include an annual compliance certification (Annex A).

Additional certifications may be required when deemed appropriate by the LCR Department or Approval Authority.

If any of Aspen’s Model Anti-Corruption Clauses are modified, the LCR Department must receive or provide a detailed explanation of and justification for the modifications. This explanation and justification must be added to the due diligence file.

Renewals for International Business Associates

Prior to the renewal of an International Business Associate occurring three (3) years after completion of the prior due diligence review, a new due diligence review and approval must be conducted in accordance with the above-listed steps. A renewal due diligence review should begin at least six months before the expiration of the agreement for the International Business Associate to allow sufficient time to perform due diligence.

If an agreement for an International Business Associate expires before its renewal is approved, the LCR Department should determine the appropriate response, including, but not limited to, stopping payment or stopping shipment of products for the International Business Associate until the renewal process has been completed, and a new agreement has been put into place.

Material Changes or Amendments for International Business Associates

If, during the course of any agreement term, substantive or material changes to the International Business Associate are proposed, these changes must be resubmitted to and approved by the Approval Authority. Such changes include, but are not limited to:

•
The addition of a subcontractor or other individual or entity performing work for or on behalf of Aspen;
•
An increase in compensation;
•
A change to the payment structure;
•
An addition of assignment rights;
•
An increase in the term of the agreement;
•
A change in the geographic location; or
•
A change in the scope of services.

Reimbursable Expenses for International Business Associates

Aspen will only reimburse expenses incurred by an International Business Associate for or on behalf of Aspen if the written agreement expressly authorizes such reimbursements, or if the Approval Authority expressly approves such reimbursements in writing.

Periodic Compliance Certifications and
Reviews for International Business Associates

Periodic, complete due diligence reviews in accordance with the above-listed steps must be conducted at least every three years for any agreements lasting more than three years or for any agreements with automatic renewal periods. Compliance certifications (attached as Annex A to Exhibit I), must be completed by the International Business Associate at least annually or more often if deemed appropriate by the Approval Authority.

Termination of International Business Associates

Before Terminating an International Business Associate

Prior to terminating any agreement with an International Business Associate, when the factors for termination are based in whole or in part on a failure to comply with any anti-corruption law, Aspen’s Anti-Corruption Policy, or this Procedure, the Company Representative seeking the termination must first notify the LCR Department of the desire to terminate.

The Legal Department should evaluate:

•
The appropriateness of the business reason for the termination;
•
Any limitations to the termination under local law; and
•
Any factors that could give rise to a claim for compensation from Aspen such as pending or prospective business.

International Business Associate Termination for Non-Compliance

If an International Business Associate is terminated for non-compliance with any anti-corruption law, Aspen’s Anti-Corruption Policy, or this Procedure, the LCR Department must:

•
Update the due diligence file for the International Business Associate to reflect that the International Business Associate is no longer approved, that any individual or entity involved with the International Business Associate should not be retained for any future project, and that no payments should be made for the International Business Associate without written approval from the Approval Authority.

Mergers, Acquisitions, and Other Business Combinations

Any merger, acquisition, or other business combination or venture undertaken by Aspen must be approved in advance by the Company’s Board of Directors. Before completing any merger, acquisition, or other business combination or venture undertaken by Aspen, the Legal Department will conduct, or cause to be conducted, appropriate due diligence, review, and approval to prevent, detect, and deter corruption-related risks. This due diligence review and approval will include any or all of the above-mentioned steps listed in accordance with due diligence, review, and approval of International Business Associates. It may also include additional steps or approvals as specified by and at the discretion of the Board of Directors.

Charitable Contributions

This section provides guidance regarding charitable contributions involving or potentially involving relationships with Government Officials.

A charitable contribution is any financial or other support provided to (i) an organization recognized as a charitable organization under local law, (ii) an organization or informal group primarily organized to provide a community or public benefit, or (iii) an organization or informal group that is organizing an event to provide a community or public benefit.

Prior to announcing, offering, promising, or making any charitable contribution on behalf of Aspen, Company Representatives must perform verification on a charitable organization's status under local law to ensure that it meets the requirements of a permissible charitable contribution by Aspen and to identify any relationships with Government Officials.

Charitable contributions to any organization where a relationship or potential relationship with a Government Official has been identified require approval by the Approval Authority prior to announcing, offering, promising, or making such charitable contribution. All charitable contributions involving a relationship or potential relationship with a Government Official must proceed through the review and approval procedure set forth below.

Requirements for Charitable Contributions

Any charitable contribution must be:

•
Proper under the circumstances;
•
Lawful under any applicable law, regulation, or business policy, including any internal rules or policies that apply to the recipient;
•
Given openly and transparently with no appearance of impropriety;
•
Given without any reciprocity, expected or implied obligation, favor, or action in return; and
•
Accurately shown on Aspen’s books and records.

Any charitable contribution must not be:

•
Offered to improperly influence or induce any act or decision, or to secure any improper advantage;
•
Provided to an individual; or
•
In the form of cash, a cash equivalent such as a gift card, or a per diem payment.

Charitable Contribution Request Form

Before offering any charitable contribution involving a relationship or potential relationship with a Government Official, a Company Representative must complete a Charitable Contribution Request Form (Exhibit J).

Approval

If a connection with a Government Official is identified on a Charitable Contribution Request Form, the Approval Authority will review the completed Charitable Contribution Request Form and approve or deny the charitable contribution. The LCR Department may obtain the opinion of a local lawyer to ensure that the charitable contribution complies with all local laws. Charitable contributions are limited by the applicable law that is most restrictive. The Approval Authority may also request additional information to address any questions or concerns identified before approving or denying any charitable contribution undergoing review.

Other Activities That Could Result in Benefits to Government Officials

For other situations that are not covered in this Procedure or where other Aspen resources are used and Government Officials may receive benefits from Aspen, the Legal Department must be consulted for further guidance.

Red Flags or Warning Signs

Throughout any due diligence, review, and approval process, and as part of Aspen’s continuing oversight of anti-corruption compliance, all Company Representatives and Third Parties must be aware of the presence of any corruption-related “red flags,” warning signs or circumstances that may indicate bribery or corruption. Although the presence of a red flag does not mean that a business relationship or activity is unacceptable, it does mandate greater scrutiny and the potential implementation of certain safeguards from Aspen, depending on the underlying risks.

Red flags may arise in a variety of contexts: gifts or hospitality, a due diligence review, contract negotiation, contract performance, or charitable contributions. Any Company Representative or Third Party involved in any relationships that may give rise to a red flag must be alert for circumstances that suggest any ethical or financial impropriety. The following is a list of some red flags or warning signs that may arise in Aspen’s transactions.

Gifts or Hospitality

•
A Government Official or other individual requests a payment or inappropriate gift or form of hospitality.

Due Diligence Review

•
Business is in a country or service sector with a reputation for corruption or bribery (see Transparency International’s Corruption Perceptions Index, available at http://www.transparency.org/research/cpi/overview).
•
An International Business Associate provides incomplete or inaccurate information in required disclosures.
•
Reputational searches reveal a past history of bribery or corruption.
•
References indicate poor ethical reputation.
•
An International Business Associate refuses to certify compliance with anti-corruption laws.
•
An International Business Associate refuses to provide information requested during the due diligence process.
•
An International Business Associate is owned by or employs a Government Official.
•
One or more principals of an International Business Associate are related to a Government Official.

Contract Negotiation

•
A person or entity requests an unusual transaction structure, inclusion of incorrect or unnecessary cost items, or false documentation.
•
A person or entity requests unnecessary or multiple Third Parties performing similar functions.
•
A Government Official or government entity requests the retention of a particular International Business Associate.
•
Above-market prices are involved in a business transaction.
•
A person or entity requests success fees or after-market fees.

Contract Performance

•
A person or entity requests “up-front” payments or an increase in compensation not provided for in a written agreement.
•
A person or entity requests payments to be made to third party other than the contracting individual or entity.

•
Payments are requested to be made in a country outside of the country where the contracting individual or entity resides or where the work is taking place or services being provided.
•
Cash payments are requested.
•
Unusually large payments or payments that appear to be in excess of the service to be rendered are requested.
•
Reimbursement of poorly documented expenses is requested.
•
Payments are requested that are not in accordance with the contract.
•
An individual or entity fails to obtain prior approvals for expenses as required by the contract.
•
Requests for false invoices or documentation are made.
•
Requests for secret agreements are made.

Charitable Contribution

•
The charity has no legitimate bank account.
•
A cash charitable contribution is requested.
•
The charity is affiliated with a Government Official or government entity.

This list of red flags and warning signs is not exhaustive. Other circumstances may arise that indicate corrupt activity. Any Company Representative or Third Party who learns of circumstances that may suggest the possibility of corrupt activity must immediately use the reporting channels set forth in Section XII of this Procedure.

Accurate Books and Records

To comply with anti-corruption laws, Aspen must maintain detailed books, records, and accounts that accurately and fairly reflect its transactions. These recordkeeping requirements are broad and apply to all books, records, and accounts including financial records, accounting records, memoranda, documents, and electronic storage devices. To minimize any corruption risks, all transactions must be recorded accurately, transparently, and in a timely manner; described in sufficient detail; and properly supported by documentation that is retained and accessible.

The LCR Department must maintain all due diligence, review, and approval records related to anti-corruption compliance and this Procedure.

Corrective Action

Any failure to comply with this Procedure may have serious consequences for Aspen, as well as individual Company Representatives or Third Parties. Failure to comply with this Procedure may result in serious fines or criminal penalties and severely damage Aspen’s reputation. Company Representatives or Third Parties involved in violations may also be subject to imprisonment and fines, regardless of their country of citizenship.

Aspen will appropriately and timely respond to any issue raised under this Procedure.

After appropriate investigation, Aspen may institute corrective action, which may involve disciplinary or remedial action, up to and including termination of employment or contractual relationship, for anyone who:

•
Violates this Procedure;
•
Fails to detect or report a violation of this Procedure;
•
Fails to implement the requirements of this Procedure; or
•
Retaliates against any person reporting, in good faith, an alleged violation of this Procedure.

Reporting

If any Company Representative or Third Party has any reason to believe that any action does not comply with anti-corruption laws, Aspen’s Anti-Corruption Policy, or this Procedure, the Company Representative or Third Party must report that action immediately through one of the channels below:

•
through the supervisory chain, beginning with immediate supervisor or with a more senior supervisor;
•
any member of the Company’s Compliance Committee, including the Chief Compliance Officer, Virginia Johnson, at vjohnson@aerogel.com or 508-971-6559; the Chief Financial Officer and Treasurer, Ricardo Rodriguez, at rrodriguez@aerogel.com or 248-289-0875; and the Chief Human Resources Officer, Stephanie Pittman, at spittman@aerogel.com or 978-493-6818.
•
the Chairperson of the Audit Committee of the Board of Directors (currently Kathleen Kool at kkool@aerogel.com ); or
•
the Company’s Ethics Hotline (https://aerogel.ethicspoint.com) or by calling (1-877-376-2006 in the U.S. or Canada).

Aspen will not tolerate any retaliation of any kind against anyone who, in good faith, reports a potential violation of any anti-corruption laws, Aspen’s Anti-Corruption Policy, or this Procedure. Aspen takes all claims of retaliation seriously and investigates all allegations of retaliation.

Exhibits

Gift and Hospitality Request Form

Government Official Questionnaire

Third Party Questionnaire

Partner Questionnaire

Government Official Approval Form

Third Party Approval Form

Partner Approval Form

Business Reference Questionnaire

Model Anti-Corruption Clauses

Charitable Contribution Request Form

APPENDIX E

COMPLIANCE COMMITTEE AND AUDIT COMMITTEE CONTACT INFORMATION

Virginia H. Johnson Chief Compliance Officer Compliance Committee Chair	(508) 971-6559 vjohnson@aerogel.com
Stephanie Pittman Chief Human Resources Officer Compliance Committee Member	(978) 493-6818 spittman@aerogel.com
Ricardo C. Rodriguez Chief Financial Officer Compliance Committee Member	(248) 289-0875 rrodriguez@aerogel.com
Kathleen Kool Audit Committee Chair Board of Directors	kkool@aerogel.com